Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports First Quarter 2014 Financial Results

LEAWOOD, KANSAS, USA - April 29, 2014 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports first quarter 2014 financial results.

Euronet reports the following consolidated results for the first quarter 2014 compared with the same period of 2013:

•	Revenues of $353.3 million, a 5% increase from $335.6 million (6% increase on a constant currency(1) basis).

•	Operating income of $24.4 million, a 27% increase from $19.2 million (24% increase on a constant currency basis).

•	Adjusted EBITDA(2) of $43.6 million, an 11% increase from $39.4 million (9% increase on a constant currency basis).

•	Net income attributable to Euronet of $16.0 million or $0.30 diluted earnings per share, compared with net income of $12.0 million or $0.24 diluted earnings per share.

•	Adjusted cash earnings per share(3) of $0.46, a 21% increase from $0.38.

•	Transactions of 590 million, a 5% increase from 562 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"This was an exciting start to 2014 for Euronet highlighted by our announcements of the pending acquisition of HiFX and our partnership with Walmart," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "Operationally, our EFT Segment had another outstanding quarter. Money transfer continued to see strong revenue growth across our markets and epay remained consistent through sustained sales of higher-margin products, all contributing to starting the year off with a strong 21% growth year-over-year in cash EPS."

Segment and Other Results
The EFT Processing Segment reports the following results for the first quarter 2014 compared with the same period of 2013:

•	Revenues of $74.6 million, an 18% increase from $63.3 million (20% increase on a constant currency basis).

•	Operating income of $12.8 million, a 94% increase from $6.6 million (88% increase on a constant currency basis).

•	Adjusted EBITDA of $20.2 million, a 36% increase from $14.9 million (33% increase on a constant currency basis).

•	Transactions of 301 million, a 9% increase from 276 million.

•	Operated 18,558 ATMs as of March 31, 2014, a 3% increase from 17,949.

Revenue, adjusted EBITDA and operating income expanded from transaction growth driven by increased ATMs under management, greater demand for value added products and additional cards under management.

ATMs grew 3% in the quarter, primarily from additions in India and Europe. Transactions grew 9%, with growth spread across our markets. ATM and transaction growth was partially offset by the previously announced contract termination by IDBI bank in India. Removing the impact of the IDBI agreement, ATMs and transactions would have grown 14% and 12%, respectively, over the first quarter last year.

The epay Segment reports the following results for the first quarter 2014 compared with the same period of 2013:

•	Revenues of $185.1 million, a 2% decrease from $189.6 million (2% decrease on a constant currency basis).

•	Operating income of $14.9 million, a 1% increase from $14.8 million (1% increase on a constant currency basis).

•	Adjusted EBITDA of $19.0 million, a 2% decrease from $19.3 million (2% decrease on a constant currency basis).

•	Transactions of 280 million, a 1% increase from 278 million.

•	Point of sale ("POS") terminals of approximately 647,000 as of March 31, 2014, a 5% decrease from approximately 680,000.

•	Retailer locations of approximately 289,000 as of March 31, 2014, a 17% decrease from approximately 347,000.

epay revenue, adjusted EBITDA and operating income were impacted by continued declines in Australia and Brazil, largely offset by increased demand for non-mobile content. Transaction declines at cadooz due to the timing of customer promotions contributed to revenue declines but only had a marginal impact on operating income and adjusted EBITDA.

The increase in transactions was driven by growth in India and Germany, partially offset by declines in the Middle East and Brazil. The decline in retail locations and POS terminals stems from the previously disclosed elimination of certain low volume sites in the U.S.

The Money Transfer Segment reports the following results for the first quarter 2014 compared with the same period of 2013:

•	Revenues of $94.0 million, a 13% increase from $82.9 million (13% increase on a constant currency basis).

•	Operating income of $3.9 million, a 35% decrease from $6.0 million (38% decrease on a constant currency basis).

•	Adjusted EBITDA of $8.5 million, a 21% decrease from $10.8 million (22% decrease on a constant currency basis).

•	Total transactions of 8.8 million, a 9% increase from 8.1 million.

•	Network locations of approximately 219,000 as of March 31, 2014, a 10% increase from approximately 199,000.

Money transfer revenue increased as a result of transfer growth across virtually all markets. Operating income was impacted by $1.5 million of expense related to the write-down of certain customer acquisition costs; excluding the write-off of customer acquisition costs, operating income and adjusted EBITDA would have declined 10% and 7%, respectively. The remaining declines in adjusted EBITDA and operating income were more than accounted for by costs from the launch of digital products, acquisition-related expenses and costs related to the development of the Walmart-2-Walmart product.

Transactions grew 9%, driven by an increase in money transfers of 12%, offset by a decline in non-money transfers of 3%. The decline in non-money transfers was due to the discontinuation last year of a high volume, low margin product in Spain. Removing the impact of this product, non-Money transfers would have grown 18% year-over-year.

Corporate and Other reports $7.2 million of expense for the first quarter 2014 compared with $8.2 million for the first quarter 2013. The decrease in corporate expense is primarily attributable to lower professional fee expense, partially offset by higher short- and long-term incentive compensation expense related to improved Company performance.

Balance Sheet and Financial Position

Unrestricted cash on hand was $292.3 million as of March 31, 2014, compared to $209.8 million as of December 31, 2013. Cash increased primarily as a result of cash flows generated from operations, borrowings from the revolver to fund ATM network cash and timing of cash receipts and disbursements. Total indebtedness was $243.2 million as of March 31, 2014, compared to $204.7 million as of December 31, 2013.

Guidance
The Company currently expects adjusted cash earnings per share for the second quarter 2014, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $0.57.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency, adjusted EBITDA and adjusted cash earnings per share financial measures. These measures should be used in addition to, and not a substitute for, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on April 30, 2014, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 18,558 ATMs, approximately 67,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 44 countries; card software solutions; a prepaid processing network of approximately 647,000 POS terminals at approximately 289,000 retailer locations in 34 countries; and a consumer-to-consumer money transfer network of approximately 219,000 locations serving 135 countries. With corporate headquarters in Leawood, Kansas, USA, and 53 worldwide offices, Euronet serves clients in approximately 155 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any potential future computer security breaches; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2014	2013

Revenues	$353.3	$335.6

Operating expenses:
Direct operating costs	226.3	219.1
Salaries and benefits	53.5	48.7
Selling, general and administrative	33.0	30.9
Depreciation and amortization	16.1	17.7
Total operating expenses	328.9	316.4
Operating income	24.4	19.2

Other income (expense):
Interest income	0.5	0.5
Interest expense	(2.0)	(2.8)
Income from unconsolidated affiliates	—	0.1
Foreign currency exchange loss	(1.3)	(1.7)
Total other expense, net	(2.8)	(3.9)
Income before income taxes	21.6	15.3

Income tax expense	(5.7)	(3.2)

Net income	15.9	12.1
Net loss (income) attributable to noncontrolling interests	0.1	(0.1)
Net income attributable to Euronet Worldwide, Inc.	$16.0	$12.0

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.30	$0.24

Diluted weighted average shares outstanding	52,763,650	50,620,437

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	March 31,	As of
	2014	December 31,
	(unaudited)	2013

ASSETS
Current assets:
Cash and cash equivalents	$292.3	$209.8
Restricted cash	70.5	78.0
Inventory - PINs and other	64.8	92.8
Trade accounts receivable, net	315.7	390.6
Prepaid expenses and other current assets	58.3	69.2

Total current assets	801.6	840.4

Property and equipment, net	117.6	116.2
Goodwill and acquired intangible assets, net	588.6	591.4
Other assets, net	49.4	50.1

Total assets	$1,557.2	$1,598.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$616.0	$718.7
Short-term debt obligations	12.3	13.3

Total current liabilities	628.3	732.0

Debt obligations, net of current portion	228.4	188.5
Capital lease obligations, net of current portion	2.5	2.9
Deferred income taxes	18.0	17.7
Other long-term liabilities	17.2	18.6

Total liabilities	894.4	959.7

Equity	662.8	638.4

Total liabilities and equity	$1,557.2	$1,598.1

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted EBITDA
(unaudited - in millions)

	Three months ended March 31, 2014

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$15.9

Add: Income tax expense					5.7
Add: Total other expense, net					2.8

Operating income (expense)	$12.8	$14.9	$3.9	$(7.2)	24.4

Add: Depreciation and amortization	7.3	4.1	4.6	0.1	16.1
Add: Share-based compensation	0.1	—	—	3.0	3.1

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$20.2	$19.0	$8.5	$(4.1)	$43.6

	Three months ended March 31, 2013

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$12.1

Add: Income tax expense					3.2
Add: Total other expense, net					3.9

Operating income (expense)	$6.6	$14.8	$6.0	$(8.2)	19.2

Add: Depreciation and amortization	8.3	4.5	4.8	0.1	17.7
Add: Share-based compensation	—	—	—	2.5	2.5

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$14.9	$19.3	$10.8	$(5.6)	$39.4

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income and operating income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2014	2013

Net income attributable to Euronet Worldwide, Inc.	$16.0	$12.0

Foreign currency exchange loss	1.3	1.7
Intangible asset amortization	4.8	6.5
Share-based compensation	3.1	2.5
Income tax effect of above adjustments	(1.0)	(1.6)
Non-cash GAAP tax expense (benefit)	0.3	(1.7)

Adjusted cash earnings(2)	$24.5	$19.4

Adjusted cash earnings per share - diluted(2)	$0.46	$0.38

Diluted weighted average shares outstanding (GAAP)	52,763,650	50,620,437

Effect of assumed conversion of convertible debentures(1)	—	88,587
Effect of unrecognized share-based compensation on diluted shares outstanding	430,352	813,905
Adjusted diluted weighted average shares outstanding	53,194,002	51,522,929

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period.
Although the assumed conversion of the convertible debentures was not dilutive to the Company's GAAP earnings for the three months ended March 31, 2013, it was dilutive to the Company's adjusted cash earnings per share. Accordingly, the interest cost is excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.